CONSULTING AGREEMENT

THIS AGREEMENT dated for reference the ___ day of _____ 2005 (the “Effective Date)”,

BETWEEN:

CROSSHAIR EXPLORATION & MINING CORP., a Company duly incorporated pursuant to the laws of the Province of British Columbia and having an office at Suite 2300 – 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X2

(the “Company”)

AND:

◆, a business person residing at ◆

(the “Consultant”)

WHEREAS:

A.

The Company is a junior gold mining and exploration company;

B.

The Consultant has certain expertise in the ◆ industry; and

C.

The Company wishes to engage the services of the Consultant, and the Consultant wishes to be engaged by the Company, to perform the functions of a ◆consultant to the Company;

NOW THEREFORE in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, and for other good and reliable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto covenant and agree as follows:

1.

Engagement.  The Company does hereby appoint and engage the Consultant as a ◆ consultant with respect to the Services (as defined below) and the Consultant hereby accepts such appointment and engagement by the Company, all upon and subject to the terms and conditions of this Agreement.

2.

Services.  During the Term, the Consultant shall personally provide to the Company such consulting and advisory services as the Company may request from time to time (collectively, the “Services”).  In performing the Services, the Consultant shall be subject to such supervision as may be imposed by the Company in its sole discretion.

3.

Fee.  For performing the Services, the Company shall pay to the Consultant an hourly rate (the “Fees”) as agreed to in writing by the parties from time to time, such rate not to exceed the Consultant’s customary rate for providing similar services to other clients of the Consultant,.  The Consultant shall invoice the Company monthly, in arrears, for the Services provided under this Agreement.  The Company also agreed to issue to the Consultant options to purchase ◆ common shares of the Company at a price to be determined in accordance with the rules and policies of the TSX Venture Exchange and subject to TSX Venture Exchange approval and the approval of the Company’s Board of Directors.

4.

Term and Renewal.  The term of this Agreement shall commence on the Effective Date and automatically cease at 11:59 p.m. (Vancouver time) on the ◆ anniversary of the Effective Date (the “Term”), unless earlier terminated as hereinafter provided or unless the parties have agreed to renew this Agreement.  The Company and the Consultant may extend the Term on similar terms and conditions by further agreement in writing to that effect.

5.

Termination by the Parties.  The Consultant and the Company shall each have the right to terminate this Agreement at any time by giving to the other party at least 30 days prior written notice of the effective date of such termination.

6.

Automatic Termination.  This Agreement and the Term shall terminate automatically, without any prior notice or any payment to the Consultant or the representative of his estate, as applicable, on the death of the Consultant.

7.

Limited Authority as Agent.  The Consultant may not act as an agent of the Company except with the express prior written authority of the Company.  Without limiting the generality of the foregoing, the Consultant shall not commit or be entitled to commit the Company to any obligation whatsoever nor shall the Consultant incur or be entitled to incur any debt or liability whatsoever on behalf of the Company, without the express prior written authority of the Company.  Any obligations, debts or liabilities incurred other than as aforesaid shall be exclusively for the account of the Consultant.

8.

Confidentiality.  The Consultant understands and agrees that in the performance of its obligations under this Agreement, the Consultant may obtain knowledge of Confidential Information (as defined below) relating to the business or affairs of the Company or of any of its subsidiaries or affiliated companies. The Consultant agrees that it shall not, without the prior written consent of the Company, either during the Term or at any time thereafter:

(a)

use or disclose any Confidential Information outside of the Company (or any of its subsidiary or affiliated companies) or for any use or purpose other than those of the Company (or any of its subsidiary or affiliated companies);

(b)

publish any article with respect thereto; or

(c)

except in providing the Services, remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto.

In this Agreement, “Confidential Information” means any information or knowledge including, without limitation, any inventions, typography, formula, pattern, design, system, program, device, software, plan, process, know how, research, discovery, strategy, method, idea, client list, marketing strategy, employee compensation, document, materials, records, copies, adaptations, or compilation of information that: (i) relates to the business or affairs of the Company (or any of its subsidiary or affiliated companies); (ii) is private or confidential in that it is not generally known or available to the public; and (iii) gives or would give the Company (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it.

9.

Relationship.  The Company and Consultant each acknowledge and agree that the only relationship of the Consultant to the Company created by this Agreement shall for all purposes be that of an independent contractor, and all Persons employed or engaged by the Consultant in connection herewith shall for all purposes be considered to be employed or engaged, as applicable, by the Consultant and not by the Company.  The Company shall have no obligation whatsoever to:

(a)

pay or compensate the Consultant and / or any representative thereof for:

(i)

taxes of any kind whatsoever that arise out of or with respect to any fee, remuneration or compensation provided to the Consultant under this Agreement;

(ii)

holding any position with the Company;

(b)

provide benefits to the Consultant and / or any representative thereof relating to:

(i)

sickness or accident, whether or not resulting from the performance by the Consultant of its obligations under this Agreement;

(ii)

retirement or pension benefits; or

(iii)

any other benefits provided by the Company or any of the Affiliated Companies to any of their employees.

The Consultant shall fully indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company may suffer or incur with respect to any such taxes or benefits.

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the Effective Date.

CROSSHAIR EXPLORATION & MINING CORP.

Per:_______________________________
     Authorized Signatory

SIGNED, SEALED and DELIVERED by ◆ in the presence of: Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) ) ) )	◆